UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 April 28, 2005
                Date of Report (Date of earliest event reported)


                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)


          MISSOURI                      0-20632                  43-1175538
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
     of incorporation)                                       Identification No.)


                   135 NORTH MERAMEC, CLAYTON, MISSOURI 63105
               (Address of principal executive offices) (Zip code)


                                 (314) 854-4600
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

|_| Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                                FIRST BANKS, INC.

TABLE OF CONTENTS
                                                                           Page
                                                                           ----

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.................    1

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.............................    1

SIGNATURE................................................................    2

ITEM 2.02 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     On April 28, 2005, First Banks, Inc. issued a press release announcing its financial results for the three months ended March 31, 2005. A copy of the press release is attached as Exhibit 99.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits.

         Exhibit Number        Description
         --------------        -----------

               99              Press  Release  issued  by  First  Banks, Inc. on
                               April 28, 2005.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     FIRST BANKS, INC.



Date:  April 28, 2005                By:/s/  Allen H. Blake
                                        ----------------------------------------
                                             Allen H. Blake
                                             President, Chief Executive Officer
                                             and Chief Financial Officer

                                                                      Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contact:  Allen H. Blake                     Terrance M. McCarthy
          President and                      Senior Executive Vice President and
          Chief Executive Officer            Chief Operating Officer
          First Banks, Inc.                  First Banks, Inc.
          (314) 592-5000                     (314) 592-5000

Traded:   NASDAQ
Symbol:   FBNKN   - (First Preferred Capital Trust II,  an affiliated trust of
                     First Banks, Inc.)
          FBNKM   - (First Preferred Capital Trust III, an affiliated trust of
                     First Banks, Inc.)

Traded:   NYSE
Symbol:   FBSPrA  - (First Preferred Capital Trust IV,  an affiliated trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces First Quarter 2005 Earnings

     St. Louis, Missouri, April 28, 2005. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $22.1 million for the three months ended March 31, 2005, compared to $18.3 million for the comparable period in 2004, reflecting an increase of 21.1%. The Company's return on assets and return on average stockholders' equity increased to 1.04% and 14.67%, respectively, for the three months ended March 31, 2005, compared to 1.01% and 13.16% for the comparable period in 2004.

     Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance in the first quarter of 2005 reflects strong earnings for the Company. The Company's 21% increase in earnings was generated by increased net interest income and noninterest income in accordance with our internal business plan, and a notable reduction in the provision for loan losses. Our continued efforts to improve asset quality resulted in a 9% reduction in nonperforming assets since December 31, 2004, and a $12.8 million decrease in the provision for loan losses for the first quarter of 2005, as compared to the same period last year." Mr. Blake added, "In January 2005, we opened a new branch banking office in Farmington, Missouri, and in February 2005, we successfully completed the information technology conversion for our recently completed acquisition of Chicago-based CIB Bank, the largest acquisition in the Company's history." Mr. Blake further added, "Our upcoming acquisition of First Bank of the Americas, which is expected to be completed at the end of this month, will further expand our products, services and delivery channels within the rapidly growing communities of Back of the Yards, Little Village and Cicero in southwestern Chicago."

     Financial results for the three months ended March 31, 2005 reflect increased net interest and noninterest income, and a reduced provision for loan losses, partially offset by increased noninterest expense and an increased provision for income taxes. Net income for the comparable period in 2004 includes two nonrecurring transactions: a gain of $2.7 million, before applicable income taxes, recorded in February 2004 relating to the sale of a residential and recreational development property that was foreclosed on in January 2003; and a $390,000 gain, before applicable income taxes, on the sale of a Midwest branch banking office in February 2004. Total assets were $8.60 billion at March 31, 2005, compared to $8.73 billion at December 31, 2004. The overall decline in total assets is primarily attributable to a decline in total deposits of $97.5 million to $7.05 billion at March 31, 2005, from $7.15 billion at December 31, 2004, resulting from an anticipated level of attrition associated with the deposits acquired from CIB Bank, particularly time deposits. The decline in total deposits was funded from available cash and cash equivalents as well as maturities of investment securities. The investment security portfolio declined by $99.4 million to $1.71 billion at March 31, 2005, from $1.81 billion at December 31, 2004.

     Net interest income experienced continued growth, increasing $3.4 million to $78.1 million for the three months ended March 31, 2005, from $74.7 million for the comparable period in 2004. Average earning assets were $8.01 billion for the three months ended March 31, 2005, compared to $6.61 billion for the comparable period in 2004, and net interest margin was 3.97% and 4.56% for the three months ended March 31, 2005 and 2004, respectively. The increase in net interest income is primarily attributable to net interest-earning assets provided by the Company's 2004 acquisitions, higher-yielding investment securities and internal loan growth, partially offset by increased interest expense associated with higher deposit rates, increased levels of other borrowings and the issuance of additional subordinated debentures late in 2004 to partially fund the acquisition of CIB Bank. Net interest income was adversely affected by a decline in earnings on the Company's interest rate swap agreements that were entered into in conjunction with its interest rate risk management program to mitigate the effects of decreasing interest rates. These derivative financial instruments used to hedge interest rate risk contributed $3.6 million to net interest income for the three months ended March 31, 2005, compared to $16.2 million for the comparable period in 2004. The decreased earnings on the interest rate swap agreements in 2005 reflect the impact of higher interest rates and maturities of interest rate swap agreements of $750.0 million during 2004 and $200.0 million in March 2005, as well as the Company's termination of an additional $150.0 million of interest rate swap agreements in February 2005. The current interest rate environment, overall economic conditions and the maturity and termination of certain interest rate swap agreements, as discussed above, continue to exert pressure on the Company's net interest margin.

     Nonperforming assets improved during the first quarter of 2005, decreasing to $81.6 million at March 31, 2005, from $89.8 million at December 31, 2004 and $90.2 million at March 31, 2004. A significant portion of nonperforming assets includes nonperforming loans associated with the recent acquisition of CIB Bank in November 2004, which have decreased to $43.7 million at March 31, 2005 from $50.5 million at December 31, 2004. Nonperforming loans were 1.30% of loans, net of unearned discount, at March 31, 2005, compared to 1.40% and 1.64% at December 31, 2004 and March 31, 2004, respectively. Additionally, loans past due 90 days or more and still accruing decreased from $28.7 million at December 31, 2004 to $8.8 million at March 31, 2005. The decrease in nonperforming assets and problem loans during the three months ended March 31, 2005 primarily resulted from the sale of approximately $2.8 million of certain acquired nonperforming loans, net loan charge-offs of $6.6 million, loan payoffs and/or refinancings of various credits, and loan renewals. While the Company has made substantial progress in improving asset quality, the level of nonperforming loans from the Company's recent acquisitions has contributed to generally high levels of problem loans. The Company continues to closely monitor its loan portfolio and considers this in its overall assessment of the adequacy of the allowance for loan losses. While the Company continues its efforts to reduce nonperforming loans, it expects the overall level of such loans to remain at somewhat elevated levels in the near future primarily as a result of the significant level of nonperforming loans associated with the CIB Bank acquisition.

     The allowance for loan losses was $144.2 million at March 31, 2005, compared to $150.7 million at December 31, 2004 and $124.9 million at March 31, 2004. The Company did not record a provision for loan losses for the three months ended March 31, 2005, in comparison to a $12.8 million provision for loan losses recorded for the three months ended March 31, 2004. The reduced provision for the three months ended March 31, 2005 resulted from the recent sale of certain nonperforming loans, payoffs and/or refinancings as well as an overall improvement in asset quality, as previously discussed. The allowance for loan losses as a percentage of nonperforming loans was 180.71% at March 31, 2005, compared to 175.65% at December 31, 2004 and 142.94% at March 31, 2004. Net loan charge-offs were $6.6 million and $5.3 million for the three months ended March 31, 2005 and 2004, respectively.

     Noninterest income was $21.1 million and $20.6 million for the three months ended March 31, 2005 and 2004, respectively. The increase is attributable to increases in loan servicing fees, service charges on deposit accounts and customer service fees related to higher deposit balances, investment management fees, and a $500,000 recovery of loan collection expenses. The overall increase in noninterest income for 2005 was partially offset by a $288,000 net loss on the disposal of certain fixed assets, primarily associated with the demolition of a drive-thru facility, a decline in rental income associated with reduced commercial leasing activities and net losses on derivative instruments. In addition, in February 2004, the Company recorded a $390,000 gain, net of expenses, attributable to the sale of a Midwest branch banking office.

     Noninterest expenses were $63.8 million and $52.6 million for the three months ended March 31, 2005 and 2004, respectively. The Company's efficiency ratio was 64.28% and 55.25% for the three months ended March 31, 2005 and 2004, respectively. The $11.2 million increase in noninterest expenses was primarily attributable to an overall increase in expenses resulting from our 2004 acquisitions, an increase in salary and employee benefit expenses and an increase in expenses and losses, net of gains, on other real estate. Salary and employee benefit expenses increased $5.2 million for the three months ended March 31, 2005, compared to the comparable period in 2004, due primarily to the impact of recent acquisitions and costs associated with employing and retaining qualified personnel, including increased employee benefit costs. Expenses and losses, net of gains, on other real estate, were $38,000 for the three months ended March 31, 2005, compared to net gains of $2.7 million for the three months ended March 31, 2004. The $2.8 million increase in these noninterest expenses for the three months ended March 31, 2005, as compared to the comparable period in 2004, was primarily due to a $2.7 million gain recorded in February 2004 on the sale of a foreclosed residential and recreational development property. The increase in noninterest expenses is also attributable to increased legal, examination and professional fees, which included approximately $386,000 of fees for information technology, accounting and other services provided by the seller of CIB Bank pursuant to a service agreement to provide services from the date of the sale through the date of the system conversion. Furthermore, increased amortization of intangibles associated with the purchase of subsidiaries and increased advertising and business development expense resulting from broadened advertising campaigns and the expansion of the Company's sales, marketing and product group in 2004, also contributed to the increase in noninterest expenses.

     As previously announced, First Banks and FBA Bancorp, Inc. ("FBA") entered into an Agreement and Plan of Reorganization that provides for First Banks to acquire FBA and its wholly owned banking subsidiary, First Bank of the Americas, S.S.B., for approximately $10.5 million in cash. FBA is headquartered in Chicago, Illinois, and through First Bank of the Americas, S.S.B., operates three banking offices in the southwestern Chicago metropolitan area. The transaction is expected to be completed on April 29, 2005. FBA reported consolidated assets of $73.2 million, loans, net of unearned discount, of $51.8 million, deposits of $54.8 million and stockholders' equity of $7.1 million at March 31, 2005.

     At March 31, 2005, First Banks had consolidated assets of $8.60 billion and operated 167 branch banking offices in Missouri, Illinois, California and Texas.

                                      # # #


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.



                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)


                             Selected Operating Data

                                                                               Three Months Ended
                                                                                    March 31,
                                                                           --------------------------
                                                                               2005             2004
                                                                               ----             ----

   Interest income.......................................................  $ 112,228           96,127
   Interest expense......................................................     34,149           21,474
                                                                           ---------          -------
       Net interest income...............................................     78,079           74,653
   Provision for loan losses.............................................         --           12,750
                                                                           ---------          -------
       Net interest income after provision for loan losses...............     78,079           61,903
                                                                           ---------          -------
   Noninterest income....................................................     21,101           20,559
   Noninterest expense...................................................     63,755           52,602
                                                                           ---------          -------
       Income before provision for income taxes..........................     35,425           29,860
   Provision for income taxes............................................     13,298           11,591
                                                                           ---------          -------
       Net income........................................................  $  22,127           18,269
                                                                           =========          =======

   Basic earnings per common share.......................................  $  926.87           763.81
                                                                           =========          =======

   Diluted earnings per common share.....................................  $  915.04           753.93
                                                                           =========          =======


                             Selected Financial Data

                                                                            March 31,      December 31,
                                                                              2005             2004
                                                                              ----             ----

   Total assets.......................................................... $8,599,324        8,732,841
   Investment securities.................................................  1,713,981        1,813,349
   Loans, net of unearned discount.......................................  6,156,446        6,137,968
   Allowance for loan losses.............................................    144,154          150,707
   Deposits..............................................................  7,054,429        7,151,970
   Other borrowings......................................................    556,009          594,750
   Note payable..........................................................      4,000           15,000
   Subordinated debentures...............................................    271,835          273,300
   Stockholders' equity..................................................    605,208          600,893
   Nonperforming assets..................................................     81,594           89,830


                            Selected Financial Ratios

                                                                                 Three Months Ended
                                                                                      March 31,
                                                                               ----------------------
                                                                                2005            2004
                                                                                ----            ----

   Return on average assets..............................................        1.04%          1.01%
   Return on average equity..............................................       14.67          13.16
   Net interest margin...................................................        3.97           4.56
   Efficiency ratio......................................................       64.28          55.25
